Exhibit 99 (a)

News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard
Executive Vice President and Chief Risk Officer
(518) 381-3693

TrustCo to seek approval of reverse stock split

Glenville, New York – February 16, 2021

The Board of Directors of TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced that it plans to seek approval for a reverse stock split of TrustCo’s common stock at the upcoming annual meeting of TrustCo’s shareholders. The proposal will include a 1 for 5 reverse stock split and the reduction of the number of authorized shares of common stock from 150,000,000 to 30,000,000, as determined by TrustCo’s Board of Directors. This proposed reduction in authorized shares would become effective at the same time as the effective date of the proposed reverse stock split.

The time, date, location and other details regarding the annual meeting will be communicated to shareholders at a later date via proxy materials which will be filed with, and subject to review by, the Securities and Exchange Commission (the “SEC”).

TrustCo’s Board of Directors reserves its right to elect not to proceed with the reverse stock split if it determines that implementing a reverse split is no longer in the best interests of TrustCo and its shareholders.

Important Information about the Reverse Split Proposal

This communication may be deemed to be solicitation material in connection with the proposal to be submitted to TrustCo’s shareholders at its annual meeting seeking approval to authorize a reverse split and to reduce number of authorized shares of TrustCo's common stock from 150,000,000 to 30,000,000 shares  (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, TrustCo plans to file a preliminary proxy statement on Schedule 14A with the SEC. Shareholders of TrustCo are urged to read the preliminary proxy statement and all other relevant documents filed with the SEC when they become available, including TrustCo’s definitive proxy statement, because they will contain important information about the Reverse Split Proposal and TrustCo.

TrustCo shareholders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov. and may also obtain free copies of the documents filed with the SEC when available at TrustCo’s website, www.trustcobank.com.

TrustCo and its Board of Directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of TrustCo common stock in respect of the Reverse Split Proposal. Information about the directors and executive officers of TrustCo is set forth in TrustCo’s proxy statement for its 2020 annual meeting of shareholders, which was filed with the SEC on April 3, 2020, as supplemented by all documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) pursuant to the Securities Exchange Act of 1934, as amended, on or after April 3, 2020. Investors may obtain additional information regarding the interest of TrustCo and its directors and executive officers in the Reverse Split Proposal by reading the preliminary proxy statement and the definitive proxy statement, when each document becomes available, relating to the 2021 annual meeting.

About TrustCo Bank Corp NY
TrustCo Bank Corp NY is a $5.7 billion savings and loan holding company. Through its subsidiary, Trustco Bank, Trustco operates 148 offices in New York, New Jersey, Vermont, Massachusetts and Florida. Trustco has a more than 100-year tradition of providing high-quality services, including a wide variety of deposit and loan products. In addition, Trustco Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. Trustco Bank is rated as one of the best performing savings banks in the country. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST. For more information, visit www.trustcobank.com.

Safe Harbor Statement

All statements in this news release that are not historical, including statements regarding TrustCo’s intent to effect a reverse stock split,  are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed. Examples of these factors include, but are not limited to, the effect of the COVID-19 pandemic on our business, financial condition, liquidity and results of operations; the impact of the actions taken by governmental authorities to contain COVID-19 or address the impact of COVID-19 on the economy, and the effect of all of such items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers, as well as other financial, operational and legal risks and uncertainties detailed from time to time in TrustCo’s cautionary statements contained in its filings with the Securities and Exchange Commission.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.